CUSIP – 98977W 20	OTCBB Symbol – ZORM

Zoro Mining Corp.—Project Update—Yura, Peru

TUCSON, ARIZONA--(Marketwire - 09/17/10) - Zoro Mining Corp. (OTC.BB: ZORM - News)

Zoro Mining Corp. (OTCBB: ZORM) (the “Company”) is pleased to provide the following update regarding information that is relevant to its Yura gold project in the Arequipa Department of Southern Peru. Zoro’s land position at Yura is extensive and the Company believes that property is highly prospective for gold. Yura is the Company’s lead and priority prospect and Zoro intends, subject to adequate funding, to spend the bulk of its exploration efforts at Yura for the foreseeable future. The Company’s Qualified Person under Canadian NI-43-101, John Hiner, L.P. Geo., visited the property and wrote a Technical Report filed on July 6, 2010 for the project, wherein it is recommended that significant additional exploration be conducted at Yura. The following information is taken verbatim or excerpted from the Yura NI 43-101 Technical Report filed on July 6, 2010, by the Company on SEDAR.

The Yura Project is located approximately 30 kilometers west of Arequipa, the major city of southern Peru and the capital city of the Arequipa Region. Both the Yura Project and Arequipa are situated in the Andes Mountains at an elevation of about 2,400 meters. The property is accessible from Arequipa and travel time is about 1.5 hours. A four-wheel drive vehicle is not necessary. Climate in the area is typical of the Arequipa region. It is generally warm and dry throughout the year. The project is situated at the southernmost tip of Peru’s Desert Coast and enjoys plenty of sunshine, with daytime temperatures rarely dipping below 20oC. Elevations on the property range from 1200 meters to 2400 meters above sea level. Topography is moderate, with locally steep terrain from incised drainages. Vegetation is moderate to non-existent. Water is available on the property, and can also be purchased from a private agricultural canal that traverses the southern border of the property. Power is available 5 km to the east. The closest source of supplies and materials is Arequipa, an industrial city of over 1 million people with a long mining history and a diversified industrial base, which is an excellent source for dried goods and consumables, various services, and an experienced work force is available. Numerous hotels and restaurants provide a variety of food and lodging capabilities.

The Yura Project consists of 2,114 hectares of exploration claims acquired in 2007 by Zoro Peru SAC (“Zoro Peru”), the Company’s 99%-owned subsidiary, and an additional 1,497 hectares comprising the Fortuna exploration claims that are in the process of being formally transferred to Zoro Peru. Zoro Peru will obtain a 100% interest in the Fortuna claims when it closes the Asset Purchase Agreement dated February 23, 2010, at which time Zoro will issue 6 million shares of its restricted common stock and make staged payments totaling $325,000 to the vending parties. The vending parties reserved a 2.5% net smelter return royalty (“NSR”), 1.5% of which can be purchased by Zoro at any time prior to the commencement of production for the sum of $8,000,000. Included in the NSR agreement is an advance yearly minimum royalty payment of $100,000, which amounts are credited against any royalties ultimately payable.

The geology of the Yura property is dominated entirely by a large granodiorite intrusive rock mass that covers an area in excess of 100 square kilometres. The intrusive granodiorite is cut by numerous very fine-grained to medium-grained quartz feldspar dikes that trend north to northeasterly. The strongest structural pattern is a series of east-northeast fractures that are cut by mineralized northwest trending faults and structures that appear to be related to regional strain events. The strike of the northwest trending faults is regional in extent, and can be clearly seen in satellite photography. The faults vary from single slip planes showing largely strike-slip as the last movement to shear zones that range in width from a few centimeters to 50 meters or more. Outcrop is sparse, and is covered largely by granodiorite detritus and unaltered boulders of granodiorite that largely mask the underlying rocks and structural aspects of the bedrock. The degree of shearing that the intrusive rock has undergone is largely unnoticed in undisturbed terrain, and becomes apparent only when examining fresh road cuts and prospect pits.

Virtually the entire intrusive body has been altered, and exhibits widespread propylitic alteration effects. Epidote occurs in veins and in blotchy masses throughout the intrusive. Most of the mafic minerals have been altered partially or completely to chlorite. In the vicinity of intense shearing, granodiorite has been further altered by potassic alteration, usually displayed by addition of sericite in the shear zones, occasional to common k-spar flooding in the equigranular matrix, and locally the introduction of secondary biotite. The potassic alteration effects appear to be confined or controlled by the northwest shears.

Gold mineralization is hosted in northwest-trending shear zones in a medium- to coarse grained granodiorite. The shear zones vary in width from a few centimetres to tens of meters. Quartz veins and veinlets within the shear zones commonly contain visible gold, and free gold can also be panned from sheared granodioritic material. Gold occurs as grains entrained in quartz, as smears on fracture faces, and in the numerous iron-oxide veinlets that occur in shear zones where quartz and sericite are present. As a function of topography, oxidized vein material is visible along the strike of several veins over a vertical distance of 400 meters.

Zoro personnel have conducted surface prospecting, local trenching, and a district-wide sampling program in 2007-2008. From satellite imagery and airphotos, plus minimal confirmatory reconnaissance work, in excess of 30 individual mineralized shears have been identified in the district, a number of which are located on Zoro concessions.

John Hiner, L.P. Geo. and the author of the Yura 43-101 Technical Report, visited, examined and sampled the Fortuna, Dolores, Charlie, and the Suzi zones on Zoro’s concessions. Mr. Hiner took a total of fifteen 1kg to 3kg samples of sheared and mineralized material from these zones, some of which were collected for information on background levels, and not specifically to test quality or quantity of mineralization. The highest gold values returned from laboratory analyses of these samples were 3.5 grams/tonne Au.

Mr. Hiner concluded at page 30 of the Technical Report that “the Yura property merits additional evaluation of known zones, and continued exploration to determine the mineralization potential elsewhere on the property, for the following reasons:

  Widespread prospecting activities have been restricted to areas of quartz vein outcrop or quartz vein surface debris, leaving substantial strike lengths that do no display quartz-veining unexplored
  Widespread gold in multiple prospects suggests a substantial gold mineralizing event
  Lengthy shear zones with widths from 1m to 50m or more represent sizeable targets
  Significant boulder scree, talus, and alluvium cover that is largely unaltered does not reflect the underlying bedrock geology, shear zone locations and size, and mineral potential
  Exploration to date by Zoro has concentrated on areas with known gold prospects
  Property is situated in mining-friendly jurisdiction and title is secure
  Access and infrastructure are good. Climate and elevations are conducive to year-round operations
  The association of gold with potassic alteration allows usage of geologic, geochemical, and remote sensing tools to guide exploration and target delineation.”

As set forth at page 1 of the Yura NI 43-101 Technical Report, Mr. Hiner states that “based on the results obtained to date the project warrants additional exploration. The program recommended for the 2010 season should include geologic mapping, rock chip and trench geochemistry surveys, remote sensing structural and alteration analysis followed by diamond drilling of the targets generated. The objective of the proposed program is to determine if the mineral targets defined by the 2010 program are sufficiently mineralized and large enough to warrant continued work to define a geologic resource.”

As announced it its press release dated August 23, 2010, the Company intends to initiate a capital raise in the amount of at least $385,000, which is identified as sufficient to fund at least the Phase 1 exploration budget at page 32 of the Technical Report.

Zoro Ming Corp. is a mineral exploration company advancing a portfolio of six exploration stage gold projects in the mining-friendly countries of Chile, Peru and Mexico, located in regions of historical and existing gold production. These projects, which in the aggregate cover over 50,000 acres, represent a mix of potentially nearer-term, surface-mineable production, and longer-term, deeper exploration plays.

The Qualified Person responsible for the technical content of this news release is John Hiner, L.P. Geo., who has reviewed and approved the details contained herein.

On Behalf of the Board

ZORO MINING CORP.

/s/ Andrew Brodkey
Andrew A. Brodkey
President and CEO

For further information contact:

Larry K. Davis
Bravo International Services
Tel: (250) 595-7714
Email: bravoint@shaw.ca

IMPORTANT CAUTIONARY NOTE REGARDING CANADIAN DISCLOSURE STANDARDS

The Company is an “OTC Reporting Issuer” under BC Instrument 51-509, Issuers Quoted in the U.S. Over-the-Counter Markets, promulgated by the British Columbia Securities Commission. Accordingly, certain disclosure in this news release or other disclosure provided by the Company has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. In Canada, an issuer is required to provide technical information with respect to mineralization, including reserves and resources, if any, on its mineral exploration properties in accordance with Canadian requirements, which differ significantly from the requirements of the United States Securities and Exchange Commission (the “SEC”) applicable to registration statements and reports filed by United States companies pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. As such, information contained in this news release or other disclosure provided by the Company concerning descriptions of mineralization under Canadian standards may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements of the SEC. This news release or other disclosure provided by the Company may use the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”. While these terms are recognized and required by Canadian regulations (under National Instrument 43-101, Standards of Disclosure for Mineral Projects), the SEC does not recognize them. United States investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted to reserves. In addition, “inferred resources” have a great amount of uncertainty as to their existence and economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities legislation, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, or economic studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

SAFE HARBOR STATEMENT

This document contains "forward-looking statements". Statements in this document, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that (i) Zoro’s land position at Yura is extensive and the Company believes the property is highly prospective for gold; (ii) Zoro intends, subject to adequate funding, to spend the bulk of its exploration efforts at Yura for the foreseeable future; (iii) the Company intends to initiate a capital raise in the amount of at least $385,000, which is identified as sufficient to fund at least the Phase 1 exploration budget at page 32 of the Technical Report; and (iv) Zoro’s projects represent a mix of potentially nearer-term, surface-mineable production, and longer-term, deeper exploration plays. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) adverse market conditions; (ii) a decrease in demand for and price of gold, and base and precious metals; (iii) general uncertainties with respect to mineral exploration and development in general; (iv) changes in the political or regulatory environment in Chile, Peru and Mexico; (v) inability to raise required debt or equity financing or execute the Company's business plan; (vi) the failure by the Company to identify and acquire other mineral projects of merit; (vii) the uncertainty of the requirements demanded by environmental agencies; (viii) the Company's ability to maintain qualified employees or consultants, and (ix) the likelihood that no commercial quantities of precious or base metals are found or recoverable on any properties in which the Company has or expects to gain an interest. The risks and uncertainties that could affect future events or the Company's future financial performance are more fully described in the Company's annual reports (on Form 10K in the United States) and the other recent filings on Form 8K filed in the United States. These filings are available at www.sec.gov in the United States. There are numerous risks and uncertainties that could cause actual results and the Company's plans and objectives to differ materially from those expressed in the forward-looking information, including: (i) Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice.